                                                                   Exhibit 10.23

                              DATED  JULY 6, 2000











                            IASIAWORKS (HK) LIMITED


                                      AND


                              PILLER GmbH GERMANY

                 _____________________________________________

                           TURNKEY SYSTEM AGREEMENT
                 _____________________________________________




                           Squire, Sanders & Dempsey

                      Rooms 1101-4, St. George's Building
                              2 Ice House Street
                              Central, Hong Kong

                               TABLE OF CONTENTS
                               -----------------

    1  DEFINITIONS AND INTERPRETATION                                                          4

    2  SCOPE OF AGREEMENT                                                                      7

    3  OBLIGATIONS AND REPRESENTATIONS OF THE CUSTOMER                                         8

    4  OBLIGATIONS AND REPRESENTATIONS OF THE SUPPLIER                                         9

    5  TITLE TO AND RISK IN THE SYSTEMS                                                       12

    6  SYSTEMS WARRANTYS                                                                      12

    7  PRICES AND TERMS OF PAYMENT                                                            13

    8  ASSIGNMENT                                                                             14

    9  INDEMNIFICATION & LIMITATION OF LIABILITY                                              14

   10  FORCE MAJEURE                                                                          14

   11  CONFIDENTIALITY                                                                        15

   12  TERM OF AGREEMENT                                                                      16

   13  DISPUTE RESOLUTION                                                                     16

   14  ENTIRE UNDERSTANDING                                                                   17

   15  FURTHER ASSURANCE                                                                      18

   16  GOVERNING LAW AND JURISDICTION                                                         18

   17  INCONSISTENCY                                                                          18

   18  TIME OF THE ESSENCE, INCENTIVES AND LIQUIDATED DAMAGES                                 18

   19  NOTICES                                                                                19

   20  PUBLIC ANNOUNCEMENTS                                                                   19

   21  SEVERABILITY                                                                           19

   22  TERMINATION                                                                            20

   23  VARIATION                                                                              22

   24  WAIVER                                                                                 22

   25  OTHER PROVISIONS                                                                       22

ANNEXES
-------


I.     SPECIFICATIONS

II.    SYSTEMS AND PRICES

III.   DELIVERY SCHEDULE

IV.    DOCUMENTATION

V.     HONG KONG PREMISES

VI.    MAINTENANCE AGREEMENT

VII.   SCOPE OF WORK

VIII.  SYSTEM STANDARDS & STANDARD TESTING PROCEDURES CHECKLIST

THIS AGREEMENT is made July 6, 2000 (the "Execution Date").

BETWEEN


IASIAWORKS (HK) LIMITED a company organized under the laws of Hong Kong with offices at 27th Floor, Hongkong Telecom Tower, 979 King's Road, Quarry Bay, Hong Kong ("Customer", which term shall, unless excluded by or repugnant to the subject or context, include its executors, administrators, successors and permitted assigns);

AND

PILLER GmbH GERMANY, a company organized under the laws of Germany with offices at Abgunst 24, 37520 Osterode, Germany. ("Supplier", which term shall, unless excluded by or repugnant to the subject or context, include its executors, administrators, successors and permitted assigns).

RECITALS

(A) The Supplier represents that it is fully experienced, properly qualified, duly registered, licensed, organized and equipped to design, sell, deliver, install, test, and service the Systems.

(B) The Supplier desires to sell, and the Customer to purchase, nine (9) Systems which shall be designed, manufactured, delivered, installed, tested and thereafter serviced upon the Customer's request by the Supplier at the Designated Premises under the terms and conditions of this Agreement.

(C) Each of the Systems to be installed in each of the Designated Premises will be delivered, installed and tested in accordance with conditions set forth in subcontracts with the Principal Contractors tasked with the construction of the buildings at the relevant Designated Premises, in respect of which the Customer may assign its rights and obligations under this Agreement on a System-by-System basis.

(D) The Customer has agreed to assign the three (3) Systems destined for Hong Kong and more particularly described in Annex I ("Hong Kong Systems") and all rights, obligations and benefits under this Agreement relating to the Hong Kong Systems to Weelek Company Limited (the "Hong Kong Assignee"), such Systems to be installed at the Designated Premises in Hong Kong more particularly set out in Annex V ("the Hong Kong Premises"), and the Supplier has consented to such an assignment.

(E) It is the intention of the Customer, the Supplier and the relevant assignee that such parties enter into a novation agreement (containing terms and conditions approved by the parties thereto) to effect any assignment contemplated under this Agreement ("Novation Agreement").

AGREEMENT

1.   DEFINITIONS AND INTERPRETATION

1.1  Definitions


     Unless the context otherwise requires, in this Agreement and the recitals:

     "Agreement"
          means this document, any Variation and any Annex to it;

     "Annex"
          means the initial Annexes attached to this Agreement and also any amendments thereto, any Annex substituted for an existing Annex or any new Annex expressly adopted by the parties in accordance with the provisions of this Agreement;

     "Business Day"
          means a day that is not a Saturday, Sunday or any other day which is a public holiday or a bank holiday in the place where an act is to be performed or a payment is to be made;

     "CIF Terms"
          means the terms for Cost, Insurance and Freight as contained in INCOTERMS 2000 (as published by the International Chamber of Commerce (the "ICC") in September, 1999) which, except as varied by this Agreement, are expressly deemed to be incorporated into this Agreement;

     "Confidential Information"
          means any information (whether in the form of audio, data, text, images or a combination thereof) that one party may disclose to another party during the term of this Agreement, whether orally (to be confirmed in writing within 24 hours) or in writing, regarding the structure, business, assets, liabilities, operations, budgets and/or strategies of the disclosing party;

     "Delivery Schedule"
          means the schedule for completion of production of the Systems ex works, shipping, placement and achieving operational status of the Systems as described Annex III;

     "Designated Premises"
          means such places in Hong Kong, South Korea (likely to be in Seoul), Taiwan (the Neihu District of Taipei), and Melbourne, Australia as the Customer shall notify the Supplier at least ninety (90) days before the applicable scheduled Placement Dates as set forth in Annex III;

     "Dispute"
          means a dispute or disagreement arising out of this Agreement;

     "Documentation"
          means the documentation described in Annex IV as developed or to be supplied by the Supplier or third parties in respect of or incidental to the Systems;

     "Final Acceptance"
          means the date upon which the Customer or its duly authorized representative issues a written notice certifying that there are no reasonably identifiable deficiencies in the functionality of the Systems as such functionality is set forth in the Specifications, or that all deficiencies in functionality (which are not of a service or revenue affecting nature) identified in the course of Provisional Acceptance have been resolved to its reasonable satisfaction;

     "Hong Kong"
          means the Hong Kong Special Administrative Region of the People's Republic of China;

     "Maintenance Agreement"
          means the agreement contained in Annex VI setting forth the terms and conditions for the maintenance of the Systems by the Supplier;

     "Operational Dates"
          means the dates set forth in the Delivery Schedule on which the Customer shall issue Provisional Acceptance of the Systems;

     "Placement Dates"
          means the dates set forth in the Delivery Schedule by which the Supplier shall place the Systems within the relevant Designated Premises;

     "Principal Contractors"
          means the persons with primary control over the construction of the buildings at the relevant Designated Premises, or that are otherwise so designated, and to whom the Customer may assign its rights and obligations under this Agreement on a System-by-System basis;

     "Provisional Acceptance"
          means the completion of acceptance tests performed in a manner reasonably satisfactory to the Customer, during which the Systems shall be tested to ensure conformance with the applicable Specifications;

     "Scope of Work"
          means the general list of obligations to be performed by the Supplier as set forth in Annex VII.

     "Specifications"
          means the technical specifications and performance parameters of Systems as described in Annex I;

     "Standard Testing Procedures"
          means the Supplier's standard testing procedures for the Systems as described in detail in Annex VIII;

     "Systems"
          means the diesel rotary UPS systems described in the Specifications, including any corresponding software and programs as may be required for the diesel rotary UPS systems to function as required and/or represented; and

     "Variation"
          means a variation agreed in accordance with clause 23.

     "Warranty Period"
          means the period of eighteen (18) months from the Shipping Dates (as defined in the Delivery Schedule) or twelve (12) months from Provisional Acceptance of the relevant Systems, whichever is later, during which the Supplier shall provide a warranty to repair or replace free of charge any defective components of the Systems at the sole cost of the Supplier, including any incidental costs related thereto.

1.2  Interpretation


     In this Agreement, reference to:

     (a)  one gender includes the other genders;

     (b)  the singular includes the plural and the plural includes the singular;

     (c) a person includes individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships; and

     (d) a statute, regulation or provision of a statute or regulation ("Statutory Provision") includes:

          (i) that Statutory Provision as amended or re-enacted from time to time;

          (ii) a statute, regulation or provision enacted in replacement of that Statutory Provision.

1.3 All monetary amounts are in US Dollars unless otherwise stated and all payments are to be paid in US Dollars.

1.4  "Including" and similar expressions are not words of limitation.

1.5 Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.

1.6 Headings are for convenience only and do not affect the interpretation or form part of this Agreement.

1.7 If an act must be done on a specified day that is not a Business Day, the act must be done instead on the next Business Day.

1.8 All references to days and months mean calendar days and calendar months unless otherwise specified.

1.9 If any agreement, approval or consent is required or to be given or obtained under or pursuant to this Agreement, such agreement, approval or consent must not be unreasonably conditioned, delayed or withheld.

2.   SCOPE OF AGREEMENT


     The Supplier agrees to sell and the Customer to purchase nine (9) Systems which the Supplier shall design, manufacture, deliver, install and test at the Designated Premises, pursuant to the terms and conditions of this Agreement.

3.   OBLIGATIONS AND REPRESENTATIONS OF THE CUSTOMER


     The Customer shall:

3.1 make payment to the Supplier in accordance with clause 7, upon the Supplier performing its corresponding obligations as set forth therein or otherwise provided in this Agreement.

3.2 bear its own costs and charges of complying with its obligations under this Agreement.

3.3 give to the Supplier such information that the Supplier may reasonably require or request so as to enable the Supplier to perform its obligations under this Agreement, including the provision of information regarding the locations of the Designated Premises.

     The Customer represents and warrants to the Supplier that:

3.4 the Customer shall give Provisional Acceptance upon the completion of acceptance tests confirming performance of the relevant Systems in accordance with the Specifications, and shall give Final Acceptance upon the satisfaction of conditions contained in the definition of Final Acceptance.

3.5 (a) (i) the area within the Designated Premises will have suitable access through December 5, 2000, and after the completion of the occupation permit inspection process, so as to enable the entry of and placing of the relevant Systems therein, including any temporary structures starting from the exterior wall and including the interior of the Designated Premises necessary therefor, and for the avoidance of doubt, if the Supplier fails to place the Systems on site by the relevant Placement Date, the Customer shall have the right to deny access until after the completion of the occupation permit inspection process, (ii) the building will sustain the weight of the relevant Systems and strengthening beams and the like are in the proper position to support the relevant Systems, (iii) the Designated Premises are large enough in height and area to accommodate the relevant Systems, (iv) sufficient electrical power is provided to operate the relevant Systems and the electrical supply is of the correct voltage and frequency for the relevant Systems at the input and can easily be connected to the Systems, and (v) the correct environmental conditions exist to enable the relevant Systems to operate properly in accordance with the Specifications. For the Hong Kong Systems, the Supplier acknowledges that the height of 2.7 meters from the supporting structure to the underside of the overhead beam is sufficient to accommodate the Hong Kong Systems; and Weelek Company Limited shall bear the cost of any temporary structure that may be required to support the weight of the Hong Kong Systems during off-loading at or in the vicinity of the Designated Premises;


     (b) there will be sufficient temporary lighting and power to enable the relevant Systems to be properly installed. A sufficient and proper site load will be available for testing or a suitable dummy load will be provided;

     (c) the outputs required for the relevant Systems will be indicated in a timely manner so as to be incorporated into the design of the Systems; and

     (d) upon placement on site and completion of the inventory checklist, the Customer, its assignees or Principal Contractors shall provide reasonable security and safety measures, including a locked secure area for the relevant Systems at the site of the Designated Premises. For the avoidance of doubt, the ultimate responsibility for the safety and security of the relevant Systems shall rests on the Supplier until Provisional Acceptance and the ultimate responsibility to resolve any deficiencies in the functionality of the Systems identified upon Provisional Acceptance shall remain with the Supplier until Final Acceptance.

3.5 it will ensure that the area allocated for the Systems within the relevant Designated Premises is complete and ready for the placing and installation of the relevant Systems equipment in accordance with item 3.4 by the relevant delivery dates of the Systems on site.


3.6 it has obtained all necessary approvals, consents and authorizations to enter into this Agreement and to perform and carry out its obligations hereunder.

3.7 the persons executing this Agreement on its behalf have express authority to do so.

3.8 the execution, delivery and performance of this Agreement does not violate any provision of any bylaw, charter, regulation, or any other governing authority of the Customer; nor does it violate any obligation pursuant to any contractual agreement between the Customer and a third party to which the Customer is bound at the time of the Execution Date.

4.   OBLIGATIONS AND REPRESENTATIONS OF THE SUPPLIER

     The Supplier shall:

4.1 deliver the relevant Systems to the address notified by the Customer for cranage into and placement in position within the respective Designated Premises (including, without limitation, the provision of any necessary temporary structures outside the exterior wall of the Designated Premises) by the relevant Placement Dates and the achievement of full functionality by the relevant Operational Dates, assume full responsibility and all related costs for the storage and protection of the Systems while the Systems are in the vicinity of the Designated Premises and awaiting installation in the Premises, and install, commission and ensure the full functionality and servicing of the Systems in accordance with the Specifications and the Maintenance Agreement.

4.2 use best practices as currently exist in the Supplier's area of specialization and all reasonable care, professional skill and diligence to perform its obligations under this Agreement, including compliance with the CIF Terms, the Specifications and the Delivery Schedule.

4.3 conduct at its own cost, such reviews, inspections and tests in accordance with the Supplier's Standard Testing Procedures, described in detail in Annex VIII, so as to allow the Customer to issue Provisional Acceptance and Final Acceptance in respect of each System.

4.4 give the Customer reasonable prior notice of the expected delivery dates of the Systems to the Designated Premises. In the event the Supplier, at any time, anticipates that it shall not be able to comply with the Delivery Schedule, it shall immediately so notify the Customer, submit proposed revisions to the Delivery Schedule which reflect its best estimates of what can be realistically achieved and continue to work under the original Delivery Schedule until otherwise agreed in writing with the Customer. For the avoidance of doubt, such notification does not relieve the Supplier of its obligations under this Agreement.

4.5 promptly supply to Customer, throughout the term of this Agreement, design support to the Customer's nominated engineering representatives and/or contractors.

4.6 promptly supply to the Customer sufficient electrical control and synchronization panels and other spare parts pursuant to the Maintenance Agreement so as to enable the Customer to exploit the full potential of the Systems.

4.7 supply to the Customer upon request, from time to time and throughout the term of this Agreement, the number of copies of the Documentation designated in Annex IV. All Documentation must be in the English language, unless otherwise agreed between the Supplier and the Customer. The Documentation supplied to the Customer shall be the property of the Customer upon Provisional Acceptance.

4.8 grant to the Customer a royalty-free license, in perpetuity and on a non-transferable basis (except as qualified in clauses 8.1 and 8.2 hereinafter), to use the Documentation (which grant shall be deemed to have occurred and become effective upon Provisional Acceptance) and shall:

     (a) provide at a nominal and reasonable price such further copies of the Documentation as the Customer may reasonably request from time to time; and

     (b) during its warranty obligations promptly provide, free of charge to the Customer, such revised and/or updated versions of the Documentation that are made from time to time, and at a reasonable price upon the expiration of its warranty obligations.

4.9 diligently and promptly furnish such information which the Customer may reasonably request from time to time in respect of and concerning the timely performance of the Supplier's obligations and responsibilities under this Agreement, including (i) compliance with the Delivery Schedule, (ii) a detailed methods statement setting forth the manner in which the Systems will be delivered to site, offloaded, craned and positioned within the relevant Designated Premises, and (iii) by August 15, 2000 for the Hong Kong Systems and six (6) weeks after confirmation of the location of the Designated Premises for the Taiwan, South Korea and Australia Systems, furnish detailed engineering and layout drawings for the installation.


4.10 diligently and promptly provide the Customer with responses to technical queries within two (2) Business Days.

4.11 diligently and promptly inform the Customer of any relevant defects, modifications, or future product development or enhancements which may be or may have been discovered in or made to or in respect of the Systems from time to time, after the Execution Date.

4.12 ensure that all the Systems shall be manufactured, stored and tested in accordance with the Specifications and properly packed and secured for delivery to the Customer at the specified locations in the Designated Premises in an undamaged condition.

4.13 upon receiving notice to such effect from the Customer, repair or replace free of charge any part of the Systems damaged or lost in transit. Due delivery of the Systems shall not be deemed to have taken place until replacement or repaired Systems have been delivered by the Supplier to the Customer. The Customer reserves the right to hold such damaged Systems at the Supplier's risk or to return them at the risk and expense of the Supplier.

4.14 procure a contract of carriage and insure the Systems from dispatch until delivery on terms currently in the trade to the benefit of the Customer, and promptly tender to the Customer a clean bill of lading, the insurance policy and invoice in respect of each part of the Systems to each of the Designated Premises; and maintain general liability insurance that is satisfactory to the Customer.

4.15 abide by all safety regulations and reasonable instructions or directions given by the Customer or its assignees, their site supervisors or authorized representatives, at the relevant Designated Premises, and shall not do anything that may affect the issuance of the occupation permit or such other permits, approvals or consents relating to, or other construction works in, the relevant Designated Premises.

4.16 pay all withholding taxes, other taxes, levies, duties and assessments of every nature due in connection with this Agreement required by applicable law, in accordance with Annex II.

4.17 execute and deliver to the Customer the Novation Agreement, as and when the Customer reasonably requires.

     The Supplier represents and warrants to the Customer that:

4.18 unless agreed to the contrary, all Systems shall be new, of merchantable quality, fit for the purposes notified by the Customer or set out in the Specifications, comply with best and current international standards, and will be delivered, installed, made operational and serviced in accordance with this Agreement, including the Specifications, the Delivery Schedule, and the Maintenance Agreement.

4.19 it has title to the Systems consistent with the rights granted to the Customer under the terms and conditions of this Agreement.

4.20 the title to the Systems shall be free and unencumbered and, where the Customer has complied with its material obligations hereunder, the Customer shall enjoy the unencumbered title to and quiet possession of all Systems.

4.21 the Documentation shall, by itself, be sufficiently comprehensive to enable relevant persons, suitably trained and certified by the Supplier or such other parties which the Supplier may approve, to operate and maintain the same (including first-level diagnosis and rectification of problems).

4.22 it is (and its employees, agents and permitted subcontractors are) fully experienced, properly qualified, registered, licensed, equipped, organized, and financed to perform the Supplier's obligations under this Agreement. The Supplier shall act as an independent contractor and not as the agent of the Customer in performing its obligations under this Agreement, maintaining complete control over its employees and all of its suppliers.

4.23 it will fulfill all applicable requirements from all relevant governing authorities, and will obtain and maintain all necessary approvals, permits, licenses, consents or authorizations:

     (a) which may be required to export the Systems from the point of origin or manufacture;

     (b) which may be required to import the Systems to the jurisdictions in which the Designated Premises are located and to deliver and install the same; and

     (c) to enter into this Agreement and to perform and carry out its obligations hereunder.

4.24 the persons executing this Agreement on its behalf have express authority to do so.

4.25 the execution, delivery and performance of this Agreement does not violate any provision of any of its bylaws, charters, regulations or any other governing authority; nor does it violate any obligation pursuant to any contractual agreement between the Supplier and a third party to which the Supplier is bound at the time of the Execution Date.

4.26 the Systems and all related goods and services provided hereunder do not violate or in any way infringe upon the intellectual property rights of third parties.

4.27 it will immediately notify the Customer of any developments and reasons that might affect the Supplier's ability to fully perform and carry out its obligations under this Agreement.

4.28 it will notify the Customer in writing, before November 31, 2000, of the name and address of its local agents who will provide services in Hong Kong.

5.   TITLE TO AND RISK IN THE SYSTEMS


     Title to all Systems to be supplied under this Agreement shall pass to the Customer at the same time that risk passes under the CIF Terms. For the purposes of this Agreement the CIF Terms are hereby varied to the extent that risk shall pass to the Customer upon delivery to each of the Designated Premises.

6.   SYSTEMS WARRANTYS

6.1 The Supplier warrants that the Systems shall perform in accordance with the relevant Specifications during the Warranty Period.

6.2 In the event of any breach of clause 6.1, the Supplier shall, at its own cost, promptly do such things as may be necessary (including redesign, modification and/or replacement) to ensure compliance with the relevant Specifications. In addition, the Customer has the right to request and obtain specific performance. Any further rights and remedies beyond to the scope of clause 6.1 shall be excluded.

6.3 In the event that any System (or any component thereof) is repaired, replaced or modified during the Warranty Period, the System or component thereof which is repaired, replaced or modified shall be warranted for a further period of six (6) months from the date of repair, replacement or modification; provided, however, that under no circumstance shall the additional warranty period exceed the initial Warranty Period by more than six (6) months. The termination of this Agreement shall not adversely affect any Systems warranty which has been activated, and such warranty shall continue for such period as may be specified in this clause 6.

6.4 The Supplier acknowledges that the Customer shall not be deemed to have accepted any part of the Systems until after the Customer (or its nominated contractor) has actually inspected and tested the Systems and ascertained that they are in accordance with the Specifications; provided, however, that if the Customer puts the Systems into operation without the prior permission of the Supplier, such permission not to be unreasonably withheld, any such Systems shall be deemed to have been given Final Acceptance. Further, the Customer may reject, by notice to the Supplier, any part of the Systems which is not in accordance with the Specifications within a reasonable time after inspection and testing in accordance with the Standard Testing Procedures. Unless within a reasonable time of receipt of notice of rejection the Supplier collects such System, or any relevant part thereof, the Customer may dispose of such rejected System, or any part thereof, as the Customer shall think fit without prejudice to the Customer's right to claim for breach of this Agreement. If any of the Systems supplied to the Customer are not in accordance with the Specifications, the Supplier shall at the option of the Customer forthwith upon notice being given either repair or replace such Systems. If it is necessary to open up or dismantle any of the works or assemblies to permit such repair or replacement then the Supplier shall bear the costs of such opening up or dismantling, reassembly and making good after repairs, replacements and testing of such Systems to the Customer's reasonable satisfaction.

7.   PRICES AND TERMS OF PAYMENT

7.1 The Customer shall pay promptly the amounts set out in Annex II, upon each of the corresponding events therein and upon the Supplier complying with its material obligations under this Agreement.

7.2 Any invoices to be delivered shall be delivered by the Supplier to the Customer and be supported by such standard delivery and order documents (including bills of lading, airway bills or dispatch notes) as may be reasonably requested by the Customer and/or customary in Hong Kong, South Korea, Taiwan, or Australia as applicable to the given shipment.

7.3 If the Customer objects to an invoice and/or any of the supporting documents provided therewith, the Customer shall raise an objection within twenty (20) days of receipt of the relevant documents; otherwise the invoice shall be deemed as accepted by the Customer and the Customer shall pay the amount of such invoice within thirty (30) days from receipt of such invoice.

8.   ASSIGNMENT

8.1 Except as expressly provided in this Agreement, a party may not assign its rights or delegate its obligations under any part of this Agreement except with the prior consent of the other party.

8.2 Notwithstanding clause 8.1, the Customer may assign its rights and obligations under this Agreement (a) on a System-by-System basis to the Principal Contractors and (b) in the case of merger, acquisition, or sale of all, or substantially all of the Customer's equity securities or assets, the Customer may assign this Agreement, provided, however, that such acquiring party or resultant entity shall agree to unconditionally accept all rights and obligations hereunder. The Customer may also at any time assign this Agreement to any entity controlled by, controlling or under common control with the Customer. The Supplier may transfer this Agreement to any third party who acquires all or substantially all of the Supplier's assets or equity securities provided that such acquiring party agrees to unconditionally accept all rights and obligations hereunder.

8.3 Upon the Customer assigning any of its rights and obligations under this Agreement, the Supplier will promptly and in good faith negotiate any Variation of this Agreement that is reasonably required by the assignee that has been entered into in respect of the Designated Premises, including insurance requirements, safety procedures, and security measures.

9.   INDEMNIFICATION & LIMITATION OF LIABILITY

9.1 Each party shall fully indemnify, defend and hold harmless the other party and its subsidiaries and affiliates, and the officers, agents, employees, successors and assigns and authorized representatives of all the foregoing, from and against any and all suits, actions, legal or administrative proceedings, claims, demands, damages, liabilities, interest, attorney's fees, costs, expenses, and losses of whatsoever kind or nature in connection with or incidental to any material breach of this Agreement by such party, whether arising before or after Final Acceptance of all the Systems hereunder.

9.2 Notwithstanding clause 9.1, neither party shall be liable for any indirect and/or consequential damages including, but not limited to, loss of profit, loss of production or loss of interest.

10.  FORCE MAJEURE

     Outbreak of war, whether declared or not, revolutions, general strikes, lockouts, labor disputes, governmental acts, outbreak of epidemics, earthquakes, inundations and unusual floods, unprecedented droughts and raging fires not due to the Supplier and in general any event the removal or prevention of which is (i) beyond the Supplier's control and (ii) beyond the ability of a prudent and experienced seller to control, shall be regarded as Force Majeure, and the Supplier shall not be responsible for delays arising out of the foregoing events.

11.  CONFIDENTIALITY

11.1 From time to time during the performance of this Agreement, the parties may deem it necessary to provide each other with Confidential Information. The parties each agree:

     (a) to maintain the confidentiality of such Confidential Information and not to disclose the same to any third party, except as authorized by the original disclosing party in writing;

     (b) to restrict disclosure of Confidential Information to employees who have a "need to know". Such Confidential Information shall be maintained in strict confidence;

     (c) to take precautions necessary and appropriate to guard the confidentiality of Confidential Information, including requiring its employees who handle such Confidential Information to enter into confidentiality agreements having terms substantially similar to those contained herein;

     (d) that Confidential Information is and shall at all times remain the property of the disclosing party. No use of any Confidential Information is permitted except as otherwise expressly provided herein and no grant of any proprietary rights is hereby given or intended, including any licence implied or otherwise; and

     (e) to use such Confidential Information solely as required in performance of its obligations under this Agreement.

11.2 Except for necessary disclosures to professional advisers and bankers, neither party shall disclose to any third party the contents of this Agreement without the prior written consent of the other party.

11.3 Confidential Information will not include information that:


     (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available to the public;

     (b) was acquired by the receiving party before receiving such information from the disclosing party and without restriction as to use or disclosure;

     (c) is hereafter rightfully furnished to the receiving party by a third party, without restriction as to use or disclosure;

     (d) is information which the receiving party can prove was independently developed by the receiving party;

     (e) is required to be disclosed pursuant to law, provided the receiving party provides the other party, to the extent legally permissible, with prompt written notice of such requirement so that the other party may seek an appropriate protective order with respect thereto; or

     (f)  is disclosed with the prior written consent of the disclosing party.

11.4 Upon the expiration or earlier termination of this Agreement, the affected party shall immediately return all Confidential Information furnished hereunder and further agree to either destroy and certify the destruction of, or return to the other party within thirty (30) days following the expiration or termination date, all complete or partial copies of Confidential Information in the receiving party's possession or control, including any copies such party may have photocopied or otherwise duplicated on its own.

11.5 Notwithstanding any other provision in this Agreement, persons authorized to access Confidential Information may develop their general knowledge, skills and experience in respect of and concerning the other party's business and this, in itself, shall not constitute a breach of this clause 11.

11.6 This clause shall survive the expiration or termination of this Agreement for a period of three (3) years.

12.  TERM OF AGREEMENT

     This Agreement shall be effective from the Execution Date until the expiration of System warranties given under this Agreement, or sooner if validly terminated pursuant to other provisions in this Agreement.

13.  DISPUTE RESOLUTION

13.1 A party shall not move to commence arbitration or court proceedings (except proceedings seeking interlocutory or injunctive relief) in respect of a Dispute unless it has first complied with this clause 13.

13.2 The party claiming that a Dispute has arisen shall notify the other party with a brief description of the size and nature of the Dispute.

13.3 Within seven (7) days after a notice is given under clause 13.2 the parties shall each nominate representative authorized to settle the Dispute on their behalf, and promptly notify the other party accordingly.

13.4 The parties shall ensure that, during the twenty (20) day period after notice is given under clause 13.2, their respective representatives use their best efforts with the other nominated representative:

     (a)  to resolve the Dispute; or

     (b)  to agree on:

          (i) a process to resolve all or at least part of the Dispute without arbitration or court proceedings (including mediation, conciliation, executive appraisal or independent expert determinations);

          (ii) the selection and payment of any third party to be engaged by the parties and the involvement of any dispute resolution organization;

          (iii)     any procedural rules;

          (iv) the timetable, including any exchange of relevant information and documents; and

          (v)       the place where the meetings shall be held.

13.5 The role of any third party shall be to assist in negotiating a resolution of the Dispute. A third party may not make a decision that is binding on the parties unless the parties' respective representatives have so agreed in writing.

13.6 Any information or documents disclosed by a representative under this clause shall be kept confidential and may not be used by the parties or any third party except to attempt to settle the Dispute.

13.7 Each party shall bear its own administration costs of resolving the same under this clause and unless the parties otherwise agree in accordance with clause 13.4, they must bear equally the costs of any agreed third party that has been engaged.

13.8 After the twenty (20) day period referred to in clause 13.4, a party that has complied with clauses 13.2-13.4 may terminate the dispute resolution process and proceed to arbitration proceedings by giving notice to the other party.

13.9 Unless the parties otherwise agree in writing, all disputes arising out of or in connection with this Agreement will be referred to and resolved by final and binding arbitration in London in the English language in accordance with the Rules of the ICC, Paris. The party initiating arbitration proceedings will pay for the related expenses of the other party, excluding incidental business losses due to the arbitration proceedings, to the extent that such other party obtains a favorable final ruling. Any arbitration will be conducted by three arbitrators, two of which shall be appointed by the parties, respectively, and the third of which shall be jointly appointed by the other two arbitrators, and failing agreement to be nominated by the ICC. The arbitrators shall be experienced in conducting arbitration in the engineering sector. The parties agree that, except as required by applicable law or regulation, they will keep confidential the existence and outcome of any arbitration proceeding, as well as the contents thereof, and will require the arbitrators to adhere to the same obligation of confidentiality. Such obligations of confidentiality shall survive the termination or expiration of this Agreement.

     13.10 Prior to the settlement of any Dispute in accordance with this clause, the parties shall abide by their obligations under this Agreement without prejudice to a final adjustment in accordance with an award rendered in an arbitration or conciliation settling the Dispute.

     14.   ENTIRE UNDERSTANDING
           This Agreement:

           (a) contains the entire agreement and understanding between the parties on everything connected with the subject matter of this Agreement; and

           (b) except where provided to the contrary in this Agreement, supersedes any prior agreement or understanding, whether written or oral, express or implied, on anything connected with the subject matter of this Agreement.

     15.   FURTHER ASSURANCE

           Each party agrees that it shall at its own cost do all things (including executing all documents) necessary to give full effect to this Agreement, although not specifically provided for.

     16.   GOVERNING LAW AND JURISDICTION

           Unless otherwise agreed between the relevant parties in writing, this Agreement shall be governed by the laws of Hong Kong.

     17.   INCONSISTENCY

     To the extent there is any inconsistency between a provision of this document, another provision in any Annex of this document and any other document referred to in this Agreement:

     (a)  a specific provision takes precedence over a general provision; and

     (b)  the following order of precedence shall apply:

          (i)       this document;

          (ii)      Annexes.

18.  TIME OF THE ESSENCE, INCENTIVES AND LIQUIDATED DAMAGES

18.1 Time is of the essence of this Agreement.

18.2 If the parties agree to vary a time requirement, the time requirement so varied is of the essence of this Agreement.

18.3 An agreement to vary a time requirement contained in this Agreement shall be in writing.

18.4 In the event that a System achieves Provisional Acceptance prior to the scheduled Operational Date (as defined and specified in Annex III), Customer shall make an incentive payment of up to one half of one percent (0.5%) of the contract price of the System per week that qualifies for such payment (as provided for in Annex II) to the Supplier or, in the event of early achievement of Provisional Acceptance the number of days of which is not divisible by seven (7), the product of (i) one half of one percent (0.5%) and (ii) the number of days of the delay divided by seven (7).

18.5 In the event of any delay in the Operational Dates, the Supplier shall pay liquidated damages to the Customer, which shall be one half of one percent (0.5%) of the total contracted prices (as specified in Annex II) of the relevant Systems delayed per week or, in the event of a delay the number of days of which is not divisible by seven (7), the product of (i) one half of one percent (0.5%) and (ii) the number of days of the delay divided by seven (7). The liquidated damages provided for herein shall be in lieu of any other rights or remedies that the Customer may have for damages against the Supplier in connection with any delay. Liquidated damages shall not exceed five percent (5%) of the total contracted prices of the relevant Systems. The Supplier hereby acknowledges and agrees that the liquidated damages the Supplier may be required to pay pursuant to this clause are a fair and reasonable pre-estimate of damages that the Customer would suffer in the event of delay of the Operational Dates, and permanently waives any rights it may have to argue, claim and/or plead that the liquidated damages that are payable under this clause constitute a penalty or are otherwise unenforceable for any reason whatsoever.

19.  NOTICES

     Notices required to be given by one party to another (including invoices) shall be in the English language unless expressly agreed otherwise, must be reduced to writing and personally delivered or transmitted by registered or certified post or electronic mail to the corresponding addresses specified below, and shall be effective upon receipt.

     (a) The Supplier shall send notices to the Customer at the address first above written, or as may be advised by Customer in writing from time to time.

     (b)  The Supplier shall send notices to the Hong Kong Assignee as follows:


          Weelek Company Limited
          45th Floor, Sun Hung Kai Centre
          30 Harbour Road, Wan Chai
          Hong Kong
          Attn: Mr. Simon Kwok

     (c)  Customer shall send notices to the Supplier as follows:


          Piller GmbH
          Abgunst 24
          37520 Osterode
          Germany

     A party may change the addresses for giving notice from time to time by written instructions to the other of such change of address.

20.  PUBLIC ANNOUNCEMENTS


     Unless required by law, an announcement, circular or other public disclosure of the contents of this Agreement must not be made or permitted by a party without the prior written approval of the other party.

21.  SEVERABILITY

     If any term of this Agreement, or the application of such term to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such term to person or circumstances other than those to which it is held invalid, shall not be affected thereby.

22.  TERMINATION

22.1 The Customer may terminate this Agreement at any time by written notice to the Supplier if any of the following occurs:

     (a) the Supplier fails to carry out any obligation under this Agreement, the failure or breach is capable of remedy and the Supplier does not remedy that failure or breach within fourteen (14) days after written notice to the Supplier requiring it to be remedied, including without limitation the Supplier's failure to achieve the full functionality of the Hong Kong Systems within ten (10) weeks of the relevant Operational Date;

     (b) the Supplier convenes a meeting of its creditors or proposes or enters into a scheme of arrangement (except for the purpose of reconstruction or amalgamation) or a composition with any of its creditors;

     (c) an application or order is made to or by a court or a resolution is passed for the winding up of the Supplier or notice of intention to propose such a resolution is given and such application or notice is not dismissed or rescinded within sixty (60) days thereafter;

     (d) a receiver, or receiver and manager, or other similar controller or administrator is appointed in respect of the Supplier or the whole or any part of its undertaking, property or assets or any steps are taken for the appointment of such person;

     (e) an entity holding a security interest in the assets of the Supplier enters into possession of or takes control of any of those assets or takes any steps to enter into possession of or take control of any of those assets;

     (f) one or more of the representations made by the Supplier in subclauses 4.19, 4.20, 4.23, 4.24, 4.25 and 4.26 of this Agreement is materially incorrect and any such representation is not made correct within fourteen (14) days after written notice to the Supplier requiring it to be made correct;

     (g) a breach of any collateral agreements has occurred which gives rise to a right of termination of this Agreement thereunder; or

     (h) if it becomes unlawful for the Supplier to perform its obligations under this Agreement.

22.2 The Supplier may terminate this Agreement at any time by written notice to the Customer if any of the following occurs:

     (a) The Customer does not pay the Supplier the amounts due at stage payments according to the Payment Schedule within twenty-one (21) days after receipt of written notice.

     (b) the Customer fails to carry out any obligation under this Agreement, the failure or breach is capable of remedy and the Customer does not remedy that failure or breach within fourteen (14) days after written notice to the Customer requiring it to be remedied;

     (c) the Customer convenes a meeting of its creditors or proposes or enters into a scheme of arrangement (except for the purpose of reconstruction or amalgamation) or a composition with any of its creditors;

     (d) an application or order is made to or by a court or a resolution is passed for the winding up of Customer or notice of intention to propose such a resolution is given and such application or notice is not dismissed or rescinded within sixty (60) days thereafter;

     (e) a receiver, or receiver and manager, or other similar controller or administrator is appointed in respect of the Customer or the whole or any part of its undertaking, property or assets or any steps are taken for the appointment of such person;

     (f) an entity holding a security interest in the assets of the Customer enters into possession of or takes control of any of those assets or takes any steps to enter into possession of or take control of any of those assets;

     (g) one or more of the representations made by the Customer in subclauses 3.6, 3.7 or 3.8 of this Agreement is materially incorrect and such representation is not made correct within fourteen (14) days after written notice to the Customer requiring it to be made correct;

     (h) a breach of any collateral agreements has occurred which gives rise to a right of termination of this Agreement thereunder; or

     (i) if it becomes unlawful for the Customer to perform its obligations under this Agreement.

22.3 Upon termination of this Agreement under clause 22.1, the Supplier shall return forthwith to the Customer such part of the price or other considerations paid by the Customer to the Supplier pursuant to clause 7 without prejudice against any rights the Customer may have against the Supplier.

22.4 Termination of this Agreement under clauses 22.1 or 22.2 does not affect any claim either party may have against the other under this Agreement at the date of the termination.

22.5 The parties may by mutual written agreement terminate this Agreement.


22.6 In the event a Force Majeure Event should last more than six (6) consecutive months or one hundred eighty (180) days, either party shall be entitled to terminate the Agreement.

22.7 In the event that any part of this Agreement is assigned to an assignee, the right of termination of a party under this clause shall only apply to the extent defined in this Agreement and to such party that is affected by the events specified in this clause. This Agreement shall remain in full force and effect between the other relevant parties hereto to the extent that a right of termination under this clause does not arise in relation to such other relevant parties.

23.  VARIATION

23.1 No amendment or Variation shall be effective unless it is in writing and signed by the parties.

23.2 In the event a Variation is reasonably requested by the Customer and the parties are unable to agree to all relevant modifications to this Agreement within thirty (30) days of the date that the Customer submits a request for Variation, the parties shall negotiate in good faith the necessary modifications to this Agreement. The Supplier shall use its best efforts to minimize any adverse effects a Variation may have upon the Supplier's obligations under this Agreement. Any additional expenditure the Supplier may incur pursuant to a Variation shall be reasonable and equitable, taking into account all relevant facts, matters and circumstances, and shall be paid for by the Customer within the times specified in Annex II, or within thirty (30) days after Final Acceptance of the Variation, whichever is later. Where a Variation shall result in a cost saving, that saving shall be fully passed on to the Customer, by way of a corresponding reduction of the Customer's payment obligations under this Agreement. If such Variation causes a delay in time, such delay shall be taken into consideration by the Customer, but only to the extent that such Variation is performed in a timely manner.

24.  WAIVER

24.1 A party's failure or delay to exercise a power or right does not operate as a waiver of that power or right.

24.2 The exercise of a power or right does not preclude either its exercise in the future or the exercise of any other power or right.

24.3 A waiver is not effective unless it is in writing.

24.4 Waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

25.  OTHER PROVISIONS

25.1 This Agreement has been created jointly by the parties, and no rule of construction requiring interpretation against the drafter of this Agreement shall apply in its interpretation.

25.2 If anything in this Agreement is unenforceable, illegal or void then it shall be severed from this Agreement and the rest of this Agreement shall remain in full force and effect.

25.3 This Agreement shall be signed in two original copies. One shall be provided to each party.

EXECUTED as an agreement on the date set out at the commencement of the Agreement.



SIGNED by                        )
                                 )
on behalf of                     )
                                 )
IASIAWORKS (HK) LIMITED          )


SIGNED by                        )
                                 )
on behalf of                     )
                                 )
PILLER GmbH Germany              )

                                    Annex I
                                    -------

                                 SPECIFICATIONS

1. A PILLER UNIBLOCK T Diesel System, either Type A or Type B below. Three (3) sets of Type A are destined for Hong Kong, two (2) sets of Type B are destined for Taiwan, two (2) sets of Type B are destined for South Korea, and two (2) sets of Type B are destined for Melbourne, Australia.

(a)  HONG KONG SYSTEMS
     -----------------

     Type A Diesel System - PILLER UNIBLOCK T Diesel System - 3 Units

     Model No.:          PILLER Dynamic UPS Standard model 1600 LV, 380V, 50 Hz
                         (isolated redundancy configuration)
     UPS Type:           UNIBLOCK 1600TD including POWERBRIDGE
     Capacity:           16.5 MWs
     Autonomy:           12 seconds
                         Clutch SSS46 for Diesel UPS 1600 kVA
     Diesel Engine Type: Caterpillar 3512 B HD DI-TA, 1500 rpm (50Hz)
                         (suitable for the supply of 1600 kVA UBTD)
     Other remarks:      - Mounted on a rigid base frame on vibration dampers
                         together with the Uniblock-Machine SSS overhaul clutch and SAE flange
                         - Electrical or mechanical driver radiators in front of the diesel engine
                         - Electrical starting device including battery charger
                         - Diesel control cubicle

(b)  SYSTEMS DESTINED FOR TAIWAN
     ---------------------------


     Type B Diesel System - PILLER UNIBLOCK T Diesel System - 2 Units

     Model No.:          PILLER Dynamic UPS Standard model 1300 LV, 480V, 60 Hz
                         (isolated redundancy configuration for the supply of
                         1300 kVA critical load and 1000 kVA essential load)
     UPS Type:           UNIBLOCK 1300/1000TD including POWERBRIDGE
     Capacity:           16.5 MWs
     Autonomy:           12 seconds
                         Clutch SSS46 for Diesel UPS 1300 kVA
     Diesel Engine Type: Caterpillar 3516 B-DI TA, 1800 rpm (60Hz)
                         (suitable for the supply of 1600 kVA UBTD)
     Other remarks:      - Mounted on a rigid base frame on vibration dampers
                         together with the Uniblock-Machine SSS overhaul clutch and SAE flange
                         - Electrical or mechanical driver radiators in front of the diesel engine
                         - Electrical starting device including battery charger
                         - Diesel control cubicle

(c)  SYSTEMS DESTINED FOR SOUTH KOREA
     --------------------------------

     Type B Diesel System - PILLER UNIBLOCK T Diesel System - 2 Units

     Model No.:          PILLER Dynamic UPS Standard model 1300 LV, 380V, 60 Hz
                         (isolated redundancy configuration for the supply of
                         1300 kVA critical load and 1000 kVA essential load)
     UPS Type:           UNIBLOCK 1300/1000TD including POWERBRIDGE
     Capacity:           16.5 MWs
     Autonomy:           12 seconds
                         Clutch SSS46 for Diesel UPS 1300 kVA
     Diesel Engine Type: Caterpillar 3516 B-DI TA, 1800 rpm (60Hz)
                         (suitable for the supply of 1600 kVA UBTD)
     Other remarks:      - Mounted on a rigid base frame on vibration dampers
                         together with the Uniblock-Machine SSS overhaul clutch and SAE flange
                         - Electrical or mechanical driver radiators in front of the diesel engine
                         - Electrical starting device including battery charger
                         - Diesel control cubicle

2.   Exhaust Silencers
     Diesel engine exhaust silencer. Outdoor noise level 85dB(A) at 1.5 meter distance.

3.   Fuel for Commissioning
     Estimated 30,000 liters of fuel, first fill is included in the cost.

4.   Offloading, cranage, positioning and installation
     Operations must be efficient, non-disruptive, and risk free, using industry best standards.

5.   Supervisory engineers from Piller Germany
     Sufficiently qualified engineers to supervise and ensure that all operations on site, including construction, installation, testing, commissioning and handover, are carried out smoothly, efficiently, error-free and on schedule using industry best standards for each location.

                                   Annex II
                                   --------

                              SYSTEMS AND PRICES

Among other things, this Annex II sets out prices for items listed in Annex I.

1.  The Hong Kong System

Fixed Costs items:
-----------------
SUPPLY ONLY CIF (ex-shipside, packing extra at cost)
1.  Type A - PILLER UNIBLOCK T Diesel System   3 Units    $ 2,550,168.60

The above cost includes all interconnection components, wiring fixtures and fittings required to provide fully operation Systems at each Designated Premises. Apart from non-fixed items below, all other costs are inclusive in the fixed cost above.

Non-Fixed items (inclusive for three units):
-------------------------------------------
The following non-fixed items are not included in price above. The payable prices shall be finalized and priced when full parameters become known, subject to assessment by independent third party jointly appointed by the Customer and the Hong Kong Assignee. The Supplier shall not in any event charge actual prices above those of the prices indicated below (if any), and shall provide the Customer with an itemized list of cost components upon request. The items listed below are only to be ordered at the sole option of the Customer.

                                                                Price
                                                                -----
1.  Import taxes charges, duties, etc. (if any)           At cost, if
    required by local government or other competent       any
    regulatory authorities of Customer

2.  Offloading, cranage, insurance, delivery and          $   136,805.60
    placing of units in Designated Premises

3.  Exhaust Silencers                                     $   183,221.80

4.  Output Distribution Unit                              $   180,778.80

5.  Upper Transfer Switches                               $    24,427.20
                                                               per unit,
                                                               including
                                                           installation costs

6.  Installation (mechanical and electrical) and          $   244,295.70
    coolant

7.  Fuel for Commissioning                                $    14,657.70

8.  Supervisory engineers from Piller Germany (at         $    83,060.50
    competitive market rates), commissioning and testing

9.  Training Courses                                      $    39,087.30
                                                               excluding
                                                              travel and
                                                             accomodations

10 Maintenance Fee                                   $ 151,700 per year

11 Spare Parts                                       $  12,200 per year

2.    Systems destined for Taiwan
      ---------------------------

Fixed Costs items:
------------------
SUPPLY ONLY CIF (ex-shipside, packing extra at cost)
1.    Type B - PILLER UNIBLOCK T Diesel System   2 Units $ 1,872,462.65
                                                 Further units will be priced at
                                                 the same fixed unit price,
                                                 unless varied by a subsequent
                                                 term contract.

The above cost includes all interconnection components, wiring fixtures and fittings required to provide fully operation Systems at each Designated Premises. Apart from non-fixed items below, all other costs are inclusive in the fixed cost above.

Non-Fixed items (inclusive for two units):
------------------------------------------

The following non-fixed items are not included in price above. The payable prices shall be finalized and priced when full parameters become known, subject to assessment by an independent third party appointed by the Customer. The Supplier shall not in any event charge actual prices above the prices indicated below (if any), and shall provide the Customer with an itemized list of cost components upon request. The items listed below are only to be ordered at the sole option of the Customer.

                                                                Price
                                                                -----
1.  Import taxes charges or duties etc. (if any)              At cost
    required by local government or other competent authority of the Customer

2.  Offloading, cranage, insurance, delivery and                To be
    placing of units in Designated Premises                 confirmed

3.  Exhaust Silencers                                     $280,940.00

4.  Low Voltage Distribution Cubicles                     $112,376.00

5.  Installation (electrical and mechanical) and                To be
    coolant                                                 confirmed

6.  Fuel for Commissioning                                $ 11,237.60

7.  Supervisory engineers from Piller Germany (at         $ 84,282.00
    competitive market rates), commissioning and testing

8.  Training Courses                                      $ 39,087.30
                                                            excluding
                                                           travel and
                                                        accomodations

9.  Maintenance Fee                                       $165,000.00
                                                             per year

10  Spare Parts                                           $12,200 per
                                                                 year

11  Soot Filter                                                 To be
                                                            confirmed

12  Transfer Switches                                           To be
                                                            confirmed

    Within eight (8) weeks of the Execution Date of the Turnkey System Agreement, the Supplier shall submit a lump sum price and detailed price breakdowns for the works contained in items (2) and (5) above.

3.  Systems destined for South Korea
    --------------------------------

Fixed Costs items:
-----------------
SUPPLY ONLY CIF (ex-shipside, packing extra at cost)
1.  Type B - PILLER UNIBLOCK T Diesel System  2 units    $1,872,462.65
                                              Further units will be priced at
                                              the same fixed unit price, unless
                                              varied by a subsequent term
                                              contract.

The above cost includes all interconnection components, wiring fixtures and fittings required to provide fully operation Systems at each Designated Premises. Apart from non-fixed items below, all other costs are inclusive in the fixed cost above.

Non-Fixed items (inclusive for two units):
------------------------------------------
The following non-fixed items are not included in price above. The provisional prices are estimates only and shall be finalized and priced when full parameters become known, subject to assessment by independent third party appointed by the Customer. The Supplier shall not in any event charge actual prices above those of the prices indicated below (if any), and shall provide the Customer with an itemized list of cost components upon request. The items listed below are only to be ordered at the sole option of the Customer.

                                                                Price
                                                                -----
1.  Import taxes charges or duties etc. (if any)              At cost
    required by local government or other competent regulatory authority of the Customer

2.  Offloading, cranage, insurance, delivery and                To be
    placing of units in Designated Premises                 confirmed

3.  Exhaust Silencers                                     $280,940.00

4.  Low Voltage Distribution Cubicles                     $112,376.00

5.  Installation (electrical and mechanical) and                To be
    coolant                                                 confirmed

6.  Fuel for Commissioning                                $ 11,237.60

7.  Supervisory engineers from Piller Germany (at         $ 84,282.00
    competitive market rates), commissioning and testing

8.  Training Course                                       $ 39,087.30
                                                            excluding
                                                           travel and
                                                        accomodations

9.  Maintenance Fee                                      $165,000 per
                                                         year

10  Spare Parts                                          $ 12,200 per
                                                         year

10  Soot Filter                                                 To be
                                                            confirmed

11  Transfer Switches                                           To be
                                                            confirmed

Within six (6) weeks after notification to the Supplier of the Korea Designated Premises, the Supplier shall submit a lump sum price and detailed price breakdowns for the works contained in items (2) and (5) above.

Payment Schedule
----------------

Payments by Customer under this Agreement shall be made by stages in accordance with the following schedule:

(a) twenty-five percent (25%) of the Fixed Costs Items within seven (7) days of the Execution Date;

(b) a further twenty-five percent (25%) of the Fixed Costs Items when all the goods are ex works ready for collection as certified by the Customer in writing following testing on the Supplier's premises; provided, however, that the Supplier shall notify the Customer in writing thirty (30) days in advance of such testing of the relevant Systems so as to enable the Customer to send a representative to observe testing at the Supplier's facilities and certify in writing at the Supplier's facilities that the goods are ex works ready for collection. If the Customer does not send a representative to observe testing, then the Supplier shall certify in writing that all the goods are ex works ready for collection;

(c) a further thirty percent (30%) of the Fixed Costs Items upon confirmation and acknowledgement by the Customer's nominated representative of successful delivery of all the relevant ordered Systems to the relevant Designated Premises;

(d) a further ten percent (10%) of the Fixed Costs Items after achieving Final Acceptance of all the relevant Systems for a Designated Premise;

(e) a further five percent (5%) of the Fixed Costs Items upon delivery of all final version of Documentation after Final Acceptance; and

(f) the final five percent (5%) of the Fixed Costs Items at the expiration of the Warranty Period as may be extended by virtue of Clause 6.3 of this Agreement.

The Customer shall take out two letters of credit, one for the payment described in (b) above and one for the payments described in (c) and (d) above, with a bank acceptable to both parties.

Letters of credit shall be established within four (4) weeks of receipt of a pro forma invoice from the Supplier.

                                   Annex III
                                   ---------

                               DELIVERY SCHEDULE

                   # of    Ex Works       Shipment      Arrival      Placement     Operational
Destination       Systems    Dates         Dates         Dates         Dates         Dates
-----------       -------    -----         -----         -----         -----         -----
Hong Kong            3    10/24/2000    10/31/2000    11/24/2000     12/5/2000       1/5/2001
Taiwan               1     11/2/2000     11/7/2000     12/4/2000    12/12/2000      1/24/2001
Taiwan               1     11/9/2000    11/14/2000    12/11/2000    12/19/2000      1/24/2001
South Korea          2    11/16/2000    11/21/2000    12/23/2000      1/2/2001       2/6/2001
Australia            2    11/23/2000    11/28/2000      1/4/2001     1/11/2001      2/15/2001

Nine (9) Systems are to be supplied in total: three (3) to the Designated Premises in Hong Kong, two (2) to the Designated Premises in South Korea, two
(2) to the Designated Premises in Taiwan, and two (2) to the Designated Premises in Melbourne, Australia.

Unless otherwise agreed by the parties, all Systems are to be supplied by sea freight.

For the Hong Kong Systems, in the event that the Supplier is unable to ship the Systems by the relevant Shipping Dates listed above, the Customer, at its sole discretion, may demand that the Supplier provide air freight schedules and may further demand that the Supplier air freight the Systems to Hong Kong. If the Supplier reasonably believes that air freight is impracticable, a final determination shall be subject to assessment by an independent third party appointed by the Customer. The Supplier shall arrange for and pay the cost of air freight, but only to the extent that such cost does not exceed three and one-half percent (3.5%) of the total contracted price of the Hong Kong systems as specified in Annex II, and the Customer shall waive its right to liquidated damages pursuant to this Agreement. If the Customer chooses not to exercise its right to air freight the Hong Kong Systems, then the Customer's right to liquidated damages under this Agreement will not be waived. Weelek Company Limited and iAdvantage Limited shall still be entitled to extend the February 14, 2001 commencement date for liquidated damages as set forth under the service agreement, dated June 10, 2000 in respect of and concerning the property described therein (the "Service Agreement"), if the placement of the Hong Kong Systems occurs after the Placement Date (and is hence deemed a Force Majeure event under the Service Agreement), regardless of whether the Hong Kong Systems could have been placed by the Placement Date were Weelek to exercise its option to air freight the Hong Kong Systems.

For the South Korea and Taiwan Systems, in the event that the Supplier reasonably anticipates a delay ex works of eighteen (18) days or more, then the Customer, at its sole discretion, may demand that the Supplier provide air freight schedules and may further demand that the Supplier air freight the Systems to South Korea and/or Taiwan, as the case may be. If the Supplier reasonably believes that air freight is impracticable, a final determination shall be subject to assessment by an independent third party appointed by the Customer. In such event, the Supplier shall arrange for and pay the cost of air freight, but only to the extent that such cost does not exceed three and one-half percent (3.5%) of the total contracted price of the relevant Systems as such prices are specified in Annex II, and the Customer shall waive its right to liquidated damages pursuant to this Agreement. If the Customer chooses not to exercise its right to air freight the Taiwan and/or South Korea Systems, the Customer's right to liquidated damages under this Agreement shall not be waived.

In the event that the Customer exercises its right to air freight the Systems even though the Supplier is able to ship the Systems on time, and as a result the new Arrival Date is earlier than the Arrival Date specified above, then the Placement Date and Operational Date for the relevant System shall be moved forward by the same number of days as the Arrival Date is moved forward.

A System will satisfy its Operational Date only after the Customer has issued its Provisional Acceptance. The Supplier undertakes to supply adequate numbers of professionally qualified full-time staff to be placed on the Designated Premises to ensure that the proper site preparations, equipment installation, and the subsequent testing, commissioning and handover of all the Systems to be supplied and installed under this Agreement are supplied and installed in accordance with this Agreement.

In the event that the Supplier incurs delays due to instruction from the Customer to suspend work for the occupation permit process, and such delays in the aggregate exceed ten (10) hours, then the Supplier shall be allowed to claim an extension to the Operational Date that is equivalent to the additional time required to make up for interrupted tasks, so that the Supplier is put in the same position as if the interruption had not occurred. The Supplier shall record all interruptions in writing, promptly provide the Customer written notice along with its record of interruptions after the sum total of such interruptions exceeds ten (10) hours, and thereafter provide the Customer with prompt written notice after the occurrence of additional interruptions; such notice shall include (i) the date of the relevant interruption, (ii) the length of the relevant interruption, and (iii) in the event that the requested extension to the Operational Date exceeds the length of the relevant interruption, an explanation for such excess. The parties shall mutually agree on the length of all such interruptions.

Upon written request of the Customer made at least twenty-four (24) hours in advance, the Supplier shall perform testing and commissioning outside of normal working hours, and the Customer shall pay the Supplier any resulting actual overtime costs that result from such requests. The Supplier confirms that the overtime premium above normal wages shall not exceed the following rates: DM
107.5 per hour per worker during weekdays; and DM 215 per hour per worker on Saturdays, Sundays and German public holidays.

                                   Annex IV
                                   --------

                                 DOCUMENTATION

All documents (whether in electronic format or otherwise):

1. identifying specific design criteria relating to Systems that are to be installed in the Designated Premises: ten (10);

2. comprising working drawings (including but not limited to all equipment layout showing interconnecting cabling works, interconnecting ducting works and interfacing e&m connection points and interfacing point schedule to integrate with the Customer's building management system) and design specifications to enable Customer to carry out all necessary design work to accommodate the Systems within the Designated Premises;

3. containing specific lists of recommended spares with recommendations on the level of spares to be held for each Site: ten (10);

4. describing the performance, operations, usage, design and maintenance of the Systems that ought to be in the possession, control or custody of the Customer, to permit the Customer to commercially utilize the Systems in the manner notified to the Supplier or as may be reasonably expected, having regard to all relevant facts, matters and circumstances: ten (10);

5. other matters that may be of relevance to this Agreement, including as-built drawings, operating, maintenance and training manuals and other training documents: ten (10); and

6. Sufficient technical parameters to enable the Customer to obtain all requisite consents, permits, approvals and licences from the relevant competent authorities.

                                    Annex V
                                    -------

                              HONG KONG PREMISES

The Hong Kong Systems shall be delivered to the Hong Kong premises as follows:

The Hong Kong Assignee's designated location on the 6th Floor of the building erected on All That piece or parcel of ground situate in Hong Kong and registered at the Urban Land Registry as the Remaining Portion of Chai Wan Inland Lot No. 30 (the "Hong Kong Premises").

                                   Annex VI
                                   --------

                      ALL-INCLUSIVE MAINTENANCE AGREEMENT
                  (based on our sales and delivery conditions)

Clause 1: Purpose of the Agreement
----------------------------------

     The purpose of this All-Inclusive Maintenance Agreement (the "Maintenance Agreement") is the preventive and emergency maintenance of the Systems described in the Turnkey System Agreement between iAsiaWorks (HK) Limited ("Customer", which term shall, unless excluded by or repugnant to the subject or context, include its executors, administrators, successors and permitted assigns) and Piller GmbH Germany ("Supplier", which term shall, unless excluded by or repugnant to the subject or context, include its executors, administrators, successors and permitted assigns), dated July 6, 2000. This Maintenance Agreement shall become valid immediately upon Provisional Acceptance as such term is defined in the Turnkey System Agreement. The Maintenance Agreement consists of these contract conditions, the Maintenance Agreement Schedule, and the Standard Testing Procedures Checklist attached to the Turnkey System Agreement as Annex VIII.

Clause 2: Scope of Work
-----------------------

     The scope of work is fixed by the Maintenance Agreement Schedule and the Standard Testing Procedures Checklist which are incorporated herein and integral to this Maintenance Agreement. Work will be carried out at the times specified therein.

All labor and spare parts costs shall be included in the contracted price for this Maintenance Agreement. Replacement parts may be new or exchanged parts, but exchanged parts shall be used only with the prior written consent of the Customer.

This Maintenance Agreement will be valid for the Systems described in the Turnkey System Agreement. This Maintenance Agreement may be extended to cover additional equipment by negotiating and signing further Maintenance Agreement Schedules.

Clause 3: Obligations of the Supplier
-------------------------------------

     The Supplier is obligated to make available all necessary tools, assistance and test equipment for carrying out the inspections in a proper manner. Any faults discovered during a given inspection will be rectified during such inspection if practicable.

Clause 4: Customer's Obligations
--------------------------------

     The Customer shall be obligated to afford unhindered and safe access at the agreed times to the staff of the Supplier. The Customer shall further ensure that the relevant Systems are made available for the necessary work. Safety regulations and other rules are only effective if the Supplier is advised of them at the time of this Maintenance Agreement or if they are later incorporated into the Maintenance Agreement as an attachment thereto.

Clause 5: Assignment and Subcontracting
---------------------------------------

  Except as expressly provided in this Maintenance Agreement, a party may not assign its rights or delegate its obligations under any part of this Maintenance Agreement except with the prior consent of the other party.

  Notwithstanding the foregoing, the Customer may assign its rights and obligations under this Agreement (i) to Weelek Limited or (ii) in the case of merger, acquisition, or sale of all, or substantially all of the Customer's equity securities or assets, the Customer may assign this Agreement, provided, however, that such acquiring party or resultant entity shall agree to unconditionally accept all rights and obligations hereunder. The Customer may also at any time assign this Agreement to any entity controlled by, controlling or under common control with the Customer. The Supplier may transfer this Agreement to any third party who acquires all or substantially all of the Supplier's assets or equity securities provided that such acquiring party agrees to unconditionally accept all rights and obligations hereunder.


Clause 6: Inspection Appointments
---------------------------------

  If no fixed dates for inspection have been agreed, inspection dates are to be agreed upon in writing at least ten (10) Business Days (as such term is defined in the Turnkey Systems Agreement) in advance. Postponement of inspection dates may be made by either party up to three (3) Business Days in advance.
Agreements and postponements in regard to inspection dates shall be made between the parties in writing.

Clause 7: Alteration and Interruption
-------------------------------------

  If the work cannot be carried out on site for reasons under the control of the Customer, the Supplier may charge half of the contracted price. In the event that delays are caused by the Customer, the Supplier shall notify the Customer of such delays in writing and charge the Customer according to the expenses incurred by the Supplier under the Supplier's service price list. If the work is interrupted because of circumstances under the control of the Customer, the entire maintenance price will be charged.

Clause 8: Special Conditions for All-In Agreements
--------------------------------------------------

  This Maintenance Agreement is an all-in contract, and therefore includes necessary costs, including without limitation labor, travel, and spare parts.

Clause 9: Reimbursement, Terms of Payment, Changes
--------------------------------------------------

  The contracted price is an annual charge as described in further detail in the Maintenance Agreement Schedule.

  Twenty-five percent (25%) of the contracted price shall be paid at each of the payment dates set forth in the Maintenance Agreement Schedule. Payment shall be due within thirty (30) days of the date of the receipt of the relevant invoice by the Customer. In the event that the Customer does not make timely payment, the Supplier shall be entitled to claim interest on such late payment of five percent (5%) above the then current reference interest rate of the European Central Bank.

  The Customer shall only be entitled to balancing of accounts or retention if counterclaims or notification of defects are agreed between the parties in writing.

Clause 10: Validity of Agreement, Termination, Amendments
---------------------------------------------------------

  This Agreement is valid for a period of five (5) years, and shall expire at the end of five (5) years after its date of execution unless the parties negotiate an extension at least two (2) months before the date of expiration.

  Either party may terminate this Agreement if the other party commits a material breach of this Maintenance Agreement and fails to remedy such breach within fifteen (15) days following written notification thereof.

  Termination shall be made in writing.

Clause 11: Liability
--------------------

  The Supplier will accept liability for damage to any of the Systems to be inspected under this Maintenance Agreement which is caused by the Supplier's staff or by personnel acting on behalf of the Supplier.

  The Supplier shall not be liable for any loss or damage to equipment not included under the definition of Systems as such term is defined in the Turnkey Systems Agreement.

  The Supplier shall not be liable for any damages or loss arising after the termination of this Maintenance Agreement, or for any damages or loss arising from any illegal acts of other parties.

  Neither party shall be liable to the other for any indirect or consequential damages, including without limitation loss of profit, loss of production, loss of interest and loss of performance.

  The Supplier shall not be liable for any damages or loss as a result of faulty installation or commissioning carried out by the Customer or third parties, or the use of improper materials which do not meet the original specifications of the Systems, or non-observance of the operation and maintenance instructions supplied to the Customer by the Supplier, or improper or excessive use of chemical, electrical or electro-chemical influences on the Systems outside the control of the Supplier.

Clause 12: Guarantee
--------------------

  All work performed by the Supplier under this Maintenance Agreement is guaranteed for a period of six (6) months. Spare parts supplied under this Maintenance Agreement are subject to the Supplier's guarantee.

Clause 13: Miscellaneous
------------------------

  Employees of the Supplier are not permitted to make any amendments to this Maintenance Agreement or any promises which differ from the terms and conditions contained herein. Clauses 8, 10, 11, 13, 14, 15, 16, 17, 19, 21, 24 and 25 of
the Turnkey System Agreement are hereby incorporated in this Agreement by reference.

                        MAINTENANCE AGREEMENT SCHEDULE

For 3 off Uniblock T 1670 D

     Serial numbers:  ___________ to be determined
                      ___________ to be determined
                      ___________ to be determined

     including these elements:


     1. Preventive Maintenance for 3 x UB T 1670 D excluding diesel engine.
          Annual Maintenance
          Semiannual Maintenance
          Carried out by Piller according to our checklist.
          Including travel Time, daily allowance, hotel accommodations.

     2.   Preventive Maintenance for the diesel engines
          Annual inspection
          Carried out by Piller certified personnel according to manufacturer specification (depending on diesel engine).
          Including travel time, daily allowance, hotel accommodation.
          (Assumes preventive maintenance to be conducted at all three sites on single trips.)

     3.   Spare parts (Piller parts)
          Piller will keep x Level III spare part kits on site
          Customer has to provide required stock room

     4.   Spare parts (diesel kit)

     5.   Monthly diesel test (12/year)
          (refill of diesel fuel to be done by Customer's local personnel)

     6.   Remote Diagnostic (Apoconnect)
          within 24-hour Emergency Availability
          including 2 x remote diagnostic checks/year

     7.   Emergency Support

          a)  Local Support
          within 4 hours on-site response with Piller Level II certified service personnel with remote backup from Piller Germany, who shall repair the relevant System within 24 hours, failing which Piller Germany shall carry out work as soon as possible and on the next available flight.

          b) Piller Germany Support with next available flight out of Germany after 24 hours of local repair with telephone support from Piller GmbH

     8. Extended Warranty includes necessary costs for working time, travel costs and materials or trouble-shooting; batteries for the diesel engine are covered as consumable parts.

     9.   Consumable Parts

          Diesel engine
          Oil (depending on usage)

     10.  Insurance premium paid by the Supplier.


TOTAL SUM                               $151,700
                                        Plus $12,200 for spare parts

Prices: all prices are on an annual basis for this specific equipment and are based upon a 5-year contract period commencing from Provisional Acceptance by the Customer.

Payment: 4 quarterly installments, to be paid at the end of each quarter, starting at Provisional Acceptance 30 days after date of invoice net

In the event that the Customer purchases additional Systems for any of the Designated Premises, the following items shall be repriced to reflect any additional costs to the Supplier: preventive maintenance; maintenance for the diesel engines; monthly diesel test; consumable parts; insurance; and local support.

After five years from the commencement of the warranty, the parties shall negotiate in good faith to extend such warranty as required by the Customer, subject to assessment by independent third party appointed by the Customer.

In the event of any conflict between this Maintenance Agreement Schedule and the conditions in the All-Inclusive Maintenance Agreement, the Maintenance Agreement Schedule shall prevail.

                                   Annex VII
                                   ---------

                       SCOPE OF WORK (HONG KONG SYSTEMS)

1.0  3 sets    Rotary Diesel UPS
     .    UBTD 1600, 380V/50 Hz, with internal automatic bypass
     .    Powerbridge 16.5 MWs
     . Diesel engine CAT 3512, mounted on a common base-frame together with Piller rotary UB-machine via SSS overhaul-clutch.
     . Noise and emissions as already specified by Piller GmbH, which has to be confirmed by the customer
          Electrical driven radiator for cooling of the diesel engine
     . Exhaust-silencer for an exhaust noise-level of 85 dB(A) in 1.5 meters distance outdoor
     .    Delivery, off-loading, cranage and placing into position on site.

2.0  24 sets   Automatic Transfer-switches APOTRANS (as an option and priced separately)
               AT 630, 3-pole

3.0  1    Electrical installation, incl.
     . Cable-works between UPS output and Transfer switch input, incl. the required switchboards
     . Interconnection between UPS's, transfer switches and diesel-engine/diesel-control cubicle and for the internal communication of our units.
     .    The supply of the cable length will be up to 10 meters each.

4.0  1         Mechanical installation, incl.
     . Erection on site for UPS, switchboards, base-frames, transfer switches, exhaust silencer and radiators
     . Air ducts between UPS cubicles and UPS-machine, as well as air ducts between UPS machine and outlet. This supply is based on a distance between UPS-cubicle and the rotary converter of up to 7 meters. Water-pipe work between radiator and diesel engine.
     . Fuel-pipe work between day tank and diesel engines. These pipe works will be supplied until a length of 20 meters each.

5.0  3 sets    Diesel-engine silencer
     . The exhaust silencer will be provided for an outdoor noise-level of 85 dB(A) in 1.5 meters.
     . The delivery of these includes all pipes between diesel engine and muffler and ends on the flange at the muffler exhaust outlet.

6.0  1         Fuel for commissioning

               The fuel will be provided to the bulk storage tank.

7.0  1         Supervision for the erection, commissioning and testing-phase

           For a.m. works it is planned to send Piller GmbH's engineers on site for the duration of the installation, commissioning and hand over.


8.0  5 sets    Documentation

           Including engineering drawings and manuals for the equipment and maintenance.


The scope of supply also describes equipment and services to be provided by Piller GmbH to include the design, manufacture, delivery to site, clearing of customs, cranage, installation, off site and on-site testing, commissioning, and demonstration to the Customer.

All interconnecting pipe work, support brackets, fixtures and fittings, cabling, and ancillary equipment required to supply a fully operational system will be included.

In addition to the a.m. items, the scope of supply is also shown in the attached drawing (drw. No. 42.8.095.8354)

All Piller equipment will be delivered in accordance with the standards set forth in Annex I.

Only for clarification, the following items are not included in the scope of
----------------------------------------------------------------------------
works.
------


1.0  The day tanks will be supplied and installed by the customer

2.0 All components/facilities/devices upstream of the UPS and downstream the transfer switches will be provided by the customer. Transfer switches-supply to be confirmed by the customer and given as a separate line-priced item in the Turnkey System Agreement.

3.0 All cable work to feed to UPS and downstream the Transfer switches will be provided by the customer.

4.0 Louvers and noise damping-equipment on the front walls of building to cover the attenuator will be completely supplied and installed by the Customer. The Customer shall remove and replace these louvers to allow access for installation as required and agreed by both parties.

5.0 All required test loads, including the cable works, will be provided by the Customer.

6.0 All cableways, traces and apertures in the existing structure and making good, to allow for the installation of cable support systems and cable, shall be provided by the customer.

7.0 The supply and preparation include free access to the cableways, which the Customer must provide.

8.0 All reinforcements within the building to carry the load of the Piller equipment shall be provided by the Customer. This shall also include all access ways inside the building.

9.0 The Customer shall insure that side conditions e.g. temperature, humidity and cleanness are in accordance with the requirements of the Piller specifications. The figures shall not exceed:

           Temperature:     0-40C
           Humidity:      0-95%

10. The Customer shall confirm and ensure that all external access points, roads and standing areas to be used during off-loading and craning of the equipment are all capable of withstanding the imposed loads of the transportation equipment, cranage and Piller equipment during the delivery period.

11.  Exhaust pipe work downstream to the exhaust silencer.

12. Any further airducts as mentioned in item 4.0 in the scope of supply will be supplied by the client.

13. If any Hong Kong government approvals or permissions are required, this has to be handled by the Customer, except those approvals and permissions related or incidental to the import, delivery and installation of the Hong Kong Systems and the Supplier's staff. All required information concerning the Piller equipment shall be provided within five (5) working days after signing the Turnkey Systems Agreement.

14. The cost for flights, hotel and accommodation are not included in the prices for the Piller supervisor and commissioning engineers, nor are they included in the cost of customer training.

                                  Annex VIII
                                  ----------

           SYSTEMS STANDARDS & STANDARD TESTING PROCEDURES CHECKLIST

                         Dated the day of July 6, 2000
                         -----------------------------

                            IASIAWORKS (HK) LIMITED


                                      and

                            WEELEK COMPANY LIMITED


                                      and

                              PILLER GmbH GERMANY

               ________________________________________________

                              NOVATION AGREEMENT

               ________________________________________________



                             Woo, Kwan, Lee & Lo,
                               Solicitors & c.,
                           26th Floor Jardine House,
                              1 Connaught Place,
                              Central, Hong Kong

THIS NOVATION AGREEMENT is made the       day of July 6, 2000

BETWEEN

IASIAWORKS (HK) LIMITED a company organized under the laws of Hong Kong with offices at 27/th/ Floor, Hongkong Telecom Tower, 979 King's Road, Quarry Bay, Hong Kong ("the Assignor", which term shall, where the context so admits, include its successors and assigns); and

WEELEK COMPANY LIMITED, a company incorporated in Hong Kong with offices at 45/th/ Floor, Sun Hung Kai Centre, 30 Harbour Road, Hong Kong ("the Assignee", which term shall, where the context so admits, include its successors and assigns); and

PILLER GmbH GERMANY, a company organized under the laws of Germany with offices at Abgunst 24, 37520 Osterode, Germany ("the Supplier", which term shall, where the context so admits, include its successors and assigns)

WHEREAS

(1) The Assignor, iAdvantage and the Assignee have entered into a services agreement dated June 10, 2000 ("Controlling Agreement") in respect of and concerning the long-term lease of the property described therein from the Assignee to the Assignor.

(2) The Assignor and the Supplier have entered into a turn-key system agreement of even date herewith ("the Turnkey Agreement") whereby the Supplier agreed to supply, deliver and install three sets of PILLER UNIBLOCK T Diesel Systems more particularly described in the Turnkey Agreement ("the Systems") in Hong Kong. The Premises are more particularly described in Annex V of the Turnkey Agreement ("the Premises").

(3) Pursuant to the Controlling Agreement and an amendment thereto, the Assignor has agreed to assign to Weelek all the rights, obligations and benefits of the Turnkey Agreement in so far as they relate to the Hong Kong Systems and Weelek has agreed to accept such assignment and all corresponding rights, obligations and benefits ("Rights").


NOW, THEREFORE, for good and valuable consideration and in consideration of the mutual covenants and conditions hereby contained, the parties hereby agree as follows:

THIS AGREEMENT WITNESSETH AS FOLLOWS:-

1.   Interpretation
     --------------

     Words denoted the singular shall include the plural and vice versa, and words denoting one gender shall include all other genders;

     Words and expressions defined in the Turnkey Agreement shall, unless otherwise defined, have the same meaning in this Agreement;

     Marginal notes and headings are intended for guidance only and the provisions herein shall not be in any way affected or limited thereby;


     All references to "Hong Kong" shall mean the Hong Kong Special Administrative Region, of the People's Republic of China and reference to "the Government" shall mean the Government of Hong Kong.

2.   Assignment
     ----------

2.1 In consideration of the Assignee's undertakings herein, the Assignor HEREBY ASSIGNS unto the Assignee the full benefit of the Turnkey Agreement in respect of the Hong Kong Systems and all rights, titles, benefits, advantages, claims and demands whatsoever relating to the same to which the Assignor is thereby or otherwise in any manner entitled TO HOLD the same to the Assignee absolutely.

2.2 The Assignor shall perform all such lawful acts, assurances and things for further or more perfectly assuring the Turnkey Agreement, or any part thereof which may be still vested or may at any later date be vested in the Assignor in so far as it relates to the Hong Kong Systems, to the Assignee and to those deriving all rights, titles, benefits, advantages, claims and demands whatsoever relating to the same under the Assignee, as shall from time to time and at all times be reasonably requested by the Assignee, or any person deriving title under it, to be executed and done at the costs of the Assignee.

2.3  The Assignor represents and warrants to the Assignee that:

(a)  it has not committed and shall not commit any breach of the Turnkey
     Agreement;

(b) it has obtained all necessary approvals, consents and authorizations to enter into this Agreement and to perform and carry out its obligations hereunder;

(c) the persons executing this Agreement on its behalf have express authority to do so;

(d) the execution, delivery and performance of this Agreement do not violate any provision of any bylaw, charter, regulation, or any other governing authority of the Assignor; nor do they violate any obligation pursuant to any contractual agreement between the Assignor and a third party to which the Assignor is bound as of the date hereof.

3.   Supplier's consent and covenants
     --------------------------------

3.1 In consideration of the Assignee's undertaking herein, the Supplier consents to the assignment by the Assignor to the Assignee of the Assignor's rights and obligations under the Turnkey Agreement in relation to the Hong Kong Systems and covenants with the Assignee to perform the obligations and comply with the terms and conditions of the Turnkey Agreement as far as it relates to the Hong Kong Systems. The Supplier shall exercise the same standard of skill and owe the same duty of care to the Assignee in respect of the Hong Kong Systems to the same extent and in like manner as to the Assignor under the Turnkey Agreement.

3.2 The Supplier confirms that all indemnities, representations, guarantees and warranties given by the Supplier to the Assignor under the Turnkey Agreement shall extend to the Assignee to the extent of the Hong Kong Systems.

3.3 To the extent that any copyright or any other property relating to the Hong Kong Systems is now or at any later date vested in the Supplier, the Supplier grants to the Assignee full and irrevocable licence to use the same for all purposes in respect of the Hong Kong Systems.

3.4 In consideration of the Assignee's undertakings given in substitution of the Assignor under this Agreement, the Supplier hereby releases and discharges the Assignor unconditionally from all claims and demands in respect of the Assignor's obligations under the Turnkey Agreement in so far as such obligations relate to the Hong Kong Systems.

3.5  The Supplier represents and warrants to the Assignee that:

(a) it has not committed and shall not commit any breach of the Turnkey Agreement so far as it relates to the Hong Kong Systems;

(b) it has obtained all necessary approvals, consents and authorizations to enter into this Agreement and to perform and carry out its obligations hereunder;

(c) the persons executing this Agreement on its behalf have express authority to do so;

(d) the execution, delivery and performance of this Agreement does not violate any provision of any bylaw, charter, regulation, or any other governing authority of the Supplier; nor does it violate any obligation pursuant to any contractual agreement between the Supplier and a third party to which the Supplier is bound at the date hereof.

4.   Assignee's covenants
     --------------------

4.1 In consideration of the assignment under clause 2, and the Supplier's consent and covenants under clause 3, the Assignee covenants with the Supplier that it hereby accepts and agrees to perform the Turnkey Agreement and be bound by the terms of the Turnkey Agreement as if the Assignee were a party to the Turnkey Agreement in lieu of the Assignor but only to the extent it relates to the Hong Kong Systems.

4.2 The Assignee agrees to reimburse the Assignor for any part of the Price in respect of the Hong Kong Systems previously paid by the Assignor to the Supplier pursuant to the Turnkey Agreement, free of interest, within fourteen (14) days of receipt of a written demand of the Assignor.

4.3 The Assignee represents and warrants to the Assignor and the Supplier that:-

(a)  it shall not commit any breach of the Turnkey Agreement;

(b) it has obtained all necessary approvals, consents and authorizations to enter into this Agreement and to perform and carry out its obligations hereunder;

(c) the persons executing this Agreement on its behalf have express authority to do so;

(d) the execution, delivery and performance of this Agreement does not violate any provision of any bylaw, charter, regulation, or any other governing authority of the Assignee; nor does it violate any obligation pursuant to any contractual agreement between the Assignee and a third party to which the Assignee is bound at the date hereof.


5.   Variation and inconsistency
     ---------------------------

5.1 Any amendment or variation of this Agreement is not effective unless it is in writing and signed by the parties.

5.2 This Agreement shall be governed by the laws of Hong Kong. With respect to dispute resolution, Clause 13 of the Turnkey Agreement, which is fully known to the parties and of which a copy is attached to this Agreement, shall apply accordingly. In the event that more than two parties are involved in any arbitration, all three arbitrators shall be nominated by the International Chamber of Commerce, Paris.

5.3 Notice required to be given by any party to another shall be in the English language and shall be in writing and personally delivered or transmitted by post to the corresponding address stated herein or as may otherwise be notified by the party concerned. Notices relating to the Hong Kong Systems to the Customer in the Turnkey Agreement shall be served to the Assignee with a copy to Assignor at the address first above written. In particular, unless the parties otherwise notify the other:

          (a)  The Supplier shall send notices to the Assignee as follows:
               Weelek Company Limited
               45 th Floor, Sun Hung Kai Centre
               30 Harbour Road, Wan Chai
               Hong Kong
               Attn: Mr. Simon Kwok

          (b)  the Assignee shall send notices to the Supplier as follows:
               Piller GmbH
               Abgunst 24
               37520 Osterode
               Germany

5.4 For the avoidance of doubt, this Agreement shall apply to the Hong Kong Systems in the Turnkey Agreement but no other Systems therein, and all terms and conditions in respect of other Systems provided for in the Turnkey Agreement shall remain unchanged and in full force and effect between the Assignor and the Supplier. Any failure on the part of the Assignor or the Supplier in performing their respective obligations and in complying with the terms of the Turnkey Agreement in respect of other Systems shall not affect the Assignee's rights and benefits in relation to the

     Hong Kong Systems and the Turnkey Agreement, in so far as they relate to the Hong Kong Systems and this Agreement, shall remain in full force and effect.

5.5 If anything in this Agreement is unenforceable, illegal or void then it is severed from this Agreement and the rest of this Agreement and the Turnkey Agreement shall remain in force.

6.   Limitation of Liability
     -----------------------

6.1 The parties to this Agreement acknowledge and agree that the warranties and liabilities of the Supplier are finally stipulated in the Turnkey Agreement. Therefore, the Supplier does not undertake and shall not have any additional liabilities under this Agreement.

6.2 None of the parties shall be liable towards the others for any indirect and/or consequential damages, including but not limited to loss of profit, loss of interest and loss of production.

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement as of the day and year first above written.


SIGNED by          )
                                     )
for and on behalf of the Assignor    )

in the presence of                   )



SIGNED by          )
                                     )
for and on behalf of the Assignee    )

in the presence of                   )



SIGNED by          )
                                     )
for and on behalf of the Supplier    )

in the presence of                   )